Exhibit 99.1

Media contact:
Karla Olsen,
manager, corporate
communications
Phone: 888.613.0003
FAX: 316.261.6769
karla.olsen@WestarEnergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 2006 RESULTS

TOPEKA, Kan., Mar. 1, 2007 — Westar Energy, Inc. (NYSE:WR) today announced 2006 earnings of $164.3 million, or $1.88 per share, compared with earnings in 2005 of $134.6 million, or $1.55 per share. The company reported fourth quarter 2006 earnings of $12.8 million, or $0.15 per share, compared with earnings of $7.4 million, or $0.08 per share, for the fourth quarter 2005.

Year-End Results

Westar Energy reported revenues of $1.61 billion for 2006 compared with $1.58 billion in 2005. Retail revenues in 2006 increased by $53.1 million compared with 2005. The increase was due primarily to higher industrial sales and increased recovery in rates of fuel and purchased power costs. Wholesale and other revenues decreased $30.7 million compared with 2005. The decrease was due primarily to coal conservation measures early in the year and the impact of lower wholesale prices.

Operating expenses for 2006 increased $16.4 million compared with 2005, reflecting higher operating and maintenance expense and higher depreciation expense that were partially offset by lower fuel and purchased power expense resulting from lower wholesale sales in 2006.

Westar Energy announces 2006 results, page 2 of 5

Operating and maintenance expense increased $26.0 million due primarily to the amortization of previously deferred storm restoration costs, higher property taxes, increased Southwest Power Pool network transmission costs, increased generating station maintenance expense and increased tree trimming expense. These increases were partially offset by lower lease expense for La Cygne unit 2. Depreciation expense increased $29.7 million due primarily to higher depreciation rates in 2006 and because 2005 depreciation expense was reduced by $20.1 million as a result of establishing a regulatory asset for previously recorded depreciation expense.

Other income for 2006 increased by $9.8 million due primarily to higher income from corporate-owned life insurance. The company reduced and refinanced a large portion of its debt in 2005, resulting in $10.4 million lower interest expense in 2006 compared with 2005.

Fourth Quarter Results

Westar Energy reported revenues of $343.2 million for the fourth quarter 2006 compared with $394.1 million in 2005. Retail revenues decreased by $28.4 million, reflecting provisions for rate refunds. Included in the refund obligations are: (1) the difference between estimated fuel and purchased power costs billed to retail customers and the company’s actual fuel and purchased power costs; (2) the difference between amounts for property taxes billed to customers and actual property tax expense; and (3) refunds due to legal rulings related to the KCC’s December 2005 rate order. Energy marketing decreased $20.0 million primarily because market conditions were less favorable in 2006.

Operating expenses for the fourth quarter of 2006 decreased $67.3 million compared with 2005, reflecting lower fuel and purchased power expense. Fuel expense was lower in 2006 primarily because the sale of emission allowances reduced fuel expense by $11.8 million and

Westar Energy announces 2006 results, page 3 of 5

because fuel expense in 2005 was reduced by $70.9 million of non-cash mark-to-market gains on fuel supply contracts for the company’s generating stations. Depreciation expense increased $9.2 million primarily because the December 2005 rate order allowed the company to increase its depreciation rates. Selling, general and administrative expense increased $10.5 million due primarily to increased pension and benefit expenses and higher legal fees compared with the same period in 2005.

Earnings Guidance

The company announced updated earnings guidance for 2007 of $1.63 to $1.78 per share. The company posted to its web site a summary of the principal earnings drivers and adjustments used in arriving at 2007 earnings guidance. The summary can be located under Investor Presentations within the Investors section of the company web site at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call with the investment community Friday, March 2 at 9 a.m. ET (8 a. m. CT). Investors, media and the public may listen to the conference call by dialing 866-271-0675, participant code 89659687. A web cast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

This earnings announcement, a package of detailed year-end 2006 financial information, 2007 earnings guidance, the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy announces 2006 results, page 4 of 5

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 670,000 customers in the state. Westar Energy has about 6,000 megawatts of electric generation capacity and operates and coordinates approximately 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended Dec. 31, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy announces 2006 results, page 5 of 5

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Sales	$343,152	$394,078	$(50,926)	$1,605,743	$1,583,278	$22,465

Fuel and purchased power	93,157	184,792	(91,635)	483,959	528,229	(44,270)
Operating and maintenance	119,690	114,975	4,715	463,785	437,741	26,044
Depreciation and amortization	31,988	22,838	9,150	180,228	150,520	29,708
Selling, general and administrative	51,826	41,337	10,489	171,001	166,060	4,941

Total Operating Expenses	296,661	363,942	(67,281)	1,298,973	1,282,550	16,423

Income from Operations	46,491	30,136	16,355	306,770	300,728	6,042

Other income	1,108	(349)	1,457	13,501	3,733	9,768
Interest expense	24,447	24,591	(144)	98,650	109,080	(10,430)
Income tax expense	10,079	(1,705)	11,784	56,312	60,513	(4,201)

Income from continuing operations	13,073	6,901	6,172	165,309	134,868	30,441
Results from continuing operations, net of tax	—	742	(742)	—	742	(742)

Net Income	13,073	7,643	5,430	165,309	135,610	29,699

Preferred dividends	242	242	—	970	970	—

Earnings Available for Common Stock	$12,831	$7,401	$5,430	$164,339	$134,640	$29,699

Basic Earnings Per Share	$0.15	$0.08	$0.07	$1.88	$1.55	$0.33

Average equivalent common shares outstanding	87,714	87,069		87,510	86,855